Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-83962) on Form S-8 of CEMEX, S.A.B. de C.V. of our report dated June 19, 2012, with respect to the statements of net assets available for benefits of CEMEX, Inc. Savings Plan as of December 31, 2011 and 2010, the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and the related supplemental schedule which report appears in the December 31, 2011 annual report on Form
11-K of CEMEX, Inc. Savings Plan.

/s/ MFR, P.C.

Houston, Texas
June 19, 2012